Exhibit 10.2

SECOND AMENDMENT OF EMPLOYMENT AGREEMENT

This Second Amendment of Employment Agreement ("Second Amendment") is made and effective as of this 25th day of March 2024, by and between ROYAL BUSINESS BANK ("Bank"), RBB BANCORP (the “Company”) and Mr. JEFFREY YEH ("Executive"). This Second Amendment is made with specific reference to the following facts:

RECITALS

Bank and Executive entered into that certain Employment Agreement dated April 12, 2017 ("Agreement”), pursuant to which Executive was retained, and Company, Bank and Executive entered into a First Amendment dated October 22, 2021 in order to amend the first paragraph of Section 4(a) Change of Control. Company, Bank and Executive desire to enter into this Second Amendment in order to further amend the first paragraph of Section 4(a) Change of Control.

NOW, THEREFORE, for and in consideration of the foregoing recitals and the Terms and Conditions contained in this Second Amendment, the parties agree as follows:

1.	The first paragraph of Section 4(a) of the Agreement is hereby amended to read in full as follows:

“Except for termination for Cause (pursuant to Section F.3 hereof), disability or death (pursuant to Section F.2 hereof), after the occurrence of a Change in Control (as defined below) and in no other event, if Executive’s employment with the Company and the Bank is materially adversely altered or Executive is not retained by the Company or the Bank or the surviving bank or company, Executive shall be entitled to receive severance payment in the amount equal to twelve (12) months of Executive’s then current annual salary, and continuation of Executive’s medical and dental insurance coverage for one (1) year or until Executive has found employment, whichever occurs earlier. Such payment shall terminate this Agreement and Executive’s employment with the Company and the Bank in all respects.”

2.    Capitalized terms used herein and not otherwise defined shall have the same meaning as set forth in the Agreement.

3.    This Second Amendment may be entered into in one or more counterparts, all of which shall be considered one in the same instrument, and it shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

4.    This Second Amendment shall be governed by and construed in accordance with the laws of the State of California.

5.    The execution and delivery of this Second Amendment by the Executive and the Bank executing the Second Amendment have been duly authorized by the Company and the Bank, and this Second Amendment constitutes a legal, valid and binding agreement of the Executive, the Company and the Bank in accordance with its respective terms.

6.    Remaining Terms and Conditions. All remaining Terms and Conditions of the Agreement, as amended, shall remain in full force and effect between the Company, the Bank and Executive and are incorporated herein as if restated in full.

IN WITNESS WHEREOF, the parties hereto have executed the foregoing Second Amendment effective as of the date first written above.

ROYAL BUSINESS BANK	"EXECUTIVE"

By: /s/ James Kao	/s/ Jeffrey Yeh
Name: James Kao	Jeffrey Yeh
Title: Chairman of the Board

By: /s/ Geraldine Pannu
Name: Geraldine Pannu
Title: Secretary

RBB BANCORP

By: /s/ James Kao
Name: James Kao
Title: Chairman of the Board

By: /s/ Geraldine Pannu
Name: Geraldine Pannu
Title: Secretary

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